SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant To Section 14(a) of
                       the Securities Exchange Act of 1934


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                            POOL ENERGY SERVICES CO.
                (Name of registrant as specified in its charter)


                             NABORS INDUSTRIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

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
                               [NABORS LETTERHEAD]

[LOGO]

FOR IMMEDIATE RELEASE


                         NABORS URGES POOL SHAREHOLDERS
                     TO SEND STRONG MESSAGE TO POOL'S BOARD

              Vote FOR The Nabors Resolution On The BLUE Proxy Card

HOUSTON, Texas, December 21, 1998 - Nabors Industries, Inc. (AMEX: NBR) announced today that it will soon mail a letter to shareholders of Pool Energy Services Co. (NASDAQ: PESC) in connection with its solicitation of proxies in favor of a resolution recommending that the Board of Directors of Pool arrange for the sale of the Company. The complete text of the letter follows:

          December 21, 1998

          Dear Fellow Shareholder:

          Last week, we sent to you proxy materials urging you to adopt a resolution strongly recommending that the Board of Directors of Pool Energy Services Co. arrange for the sale of the Company at the highest available price. As you know, Nabors has proposed a merger to Pool's Board of Directors that would provide you with a significant premium for your investment. In response, your Board has said that even if a majority of Pool's shareholders adopt the Nabors' Resolution, "AT THE PRESENT TIME, THE BOARD DOES NOT INTEND TO TAKE ANY SPECIFIC ACTION." In short, they intend to conduct "business as usual" and ignore your interests. WE STRONGLY URGE YOU -- THE TRUE OWNERS OF POOL -- TO ACT NOW TO PROTECT THE VALUE OF YOUR INVESTMENT BY SIGNING, DATING, AND MAILING THE BLUE PROXY CARD TODAY.

          Consider the following:

     o Absent Nabors' Merger Proposal, it is clear that Pool's stock price would not be trading at its current level of $11.00 as of December 18, 1998, but at an estimated "normalized current" price of $6.223.

     o Nabors' offer represents a significant premium for your investment in Pool -- both now and at the time of our original offer, and provides you with the opportunity to participate in the upside potential of a combined Nabors-Pool.

     o Pool has significantly underperformed both Nabors and the companies currently comprising the Philadelphia Oil Service Sector Index ("Oil Service Index") since Pool's IPO and since the implementation of Pool's "strategic plan."

     o The Pool Board is ignoring recent industry trends towards consolidation which are aimed at increasing operating efficiencies, leading to enhanced shareholder value despite a tough operating environment.

          We believe Pool's stock price performance since October 9, 1998, the last day of trading prior to Nabors' initial offer, is a direct result of Nabors' offer. In the absence of Nabors' offer, it could be expected that Pool's stock price would have performed similarly to those companies that Pool considers as its peers.1 Between October 9, 1998 and December 18, 1998, Pool's peer group declined on average 11.9%. As such, were it not for Nabors' current offer for Pool, Pool's stock price could be expected to trade at a 11.9% discount to its price on October 9, 1998 of $7.063, or approximately $6.223.

          Our proposal represents a win-win opportunity for Pool shareholders. Nabors' Merger Proposal, 0.481 shares of Nabors common stock and $6.125 in cash for each share of common stock of Pool, represents an opportunity to realize a significant premium for your current investment in Pool, while still retaining the upside potential inherent in a Nabors-Pool combination. A combination of our two companies would lead to economies of scale that offer the prospect of significant purchasing, operating and other efficiencies -- leading to lower costs, reduced capital expenditure requirements and enhanced equipment utilization. The combination also offers enhanced growth opportunities, significant consolidation benefits, benefits from becoming part of a larger and better-capitalized company and increased shareholder liquidity.

          Nabors has a strong history of shareholder value creation while Pool's results have lagged far behind. Pool argues that Nabors is opportunistically attempting to acquire Pool at a bargain price and cites Pool's all-time highest trading stock price of $40.63 on October 9, 1997, in support of its position. What Pool fails to mention, is that an equivalent investment in Nabors AT NO PREMIUM at the date of implementation of Pool's "strategic plan" would have produced a value of $62.95. IN FACT, AN INVESTMENT IN NABORS ON JUNE 6, 1994 HAS TRADED AT A HIGHER PRICE THAN AN EQUIVALENT INVESTMENT IN POOL ON EACH AND EVERY DAY SINCE NOVEMBER 1, 1994.

--------------

1 Pool's Tier 1 and Tier 2 peer group, as reported in its definitive additional materials, includes: Key Energy Group, Inc., Parker Drilling Company, Patterson Energy, Inc., Pride International, Inc. and UTI Energy Corp.

          Moreover, Pool shareholders will have the opportunity to participate in the upside benefits of the combination through ownership of Nabors common stock. Nabors' stock price has historically and consistently outperformed Pool's during both positive and negative industry environments. From April 17, 1990, the date of Pool's IPO, through October 9, 1998, the day of trading prior to Nabors' initial offer, Pool's stock price declined 31.1% from $10.250 to $7.063, while Nabors' stock price increased 211.8% from $4.250 to $13.250 and the stock prices for the companies currently comprising the Oil Service Index increased 83.9%. From June 6, 1994, the date of Nabors' initial investment in Pool and Pool's subsequent implementation of its "strategic plan," through October 9, 1998, Pool's stock price fell 22.6% from $9.125 to $7.063, while Nabors' stock price grew 96.3% from $6.750 to $13.250 and the stock prices for the companies currently comprising the Oil Service Index increased 87.5%.

          POOL'S BOARD AND MANAGEMENT ARE ATTEMPTING TO DELAY WHAT OTHERS IN THE INDUSTRY ARE CLEARLY EMBRACING. Consolidation, in the face of deteriorating industry conditions, has become a consistent strategy recently implemented by both oilfield service companies as well as our customers (both independent and major exploration and production companies). These companies have recognized economies of scale which have led to significant cost savings and efficiencies which are crucial to competitive survival in the current environment.

          POOL'S MANAGEMENT IS ALSO ENTRENCHING ITSELF AT THE EXPENSE OF SHAREHOLDERS. While the Pool Board has refused to negotiate with Nabors, it indicated that it is implementing lucrative "golden parachute" agreements for 17 senior executives and amended Pool's Bylaws. As Pool's proxy statement acknowledges, the Bylaw amendment "may, under certain circumstances, have anti-takeover implications." Simply put, the Board's actions make it more difficult for Nabors, or any other qualified bidder, to acquire the Company. Pool's Board, which collectively owns less than 0.3% of the outstanding common stock excluding options, is unilaterally determining the future of our Company. What's next?

          You should ask yourself, "How long must I wait to achieve a return on my investment in Pool?" A vote FOR the Nabors "Sale Of Pool" Resolution represents the best opportunity to realize a significant premium for your shares and the opportunity to participate in the future upside of a stronger combined company.

                    THE FUTURE OF YOUR INVESTMENT IS AT STAKE

          In your own self interest, you can send a strong message to Pool's Board indicating that continued lackluster performance is no longer acceptable. WE STRONGLY URGE YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD TODAY IN THE ENCLOSED, POSTAGE PAID ENVELOPE. As the largest single shareholder of the Company, Nabors believes that communicating our message loud and clear to the Pool Board will be a critical first step in effecting change in our Company.

               We continue to urge Pool's Board to discuss this powerful combination with us. As we have consistently stated, if Pool can demonstrate additional value, we are prepared to offer a higher price. We remain committed to effecting a transaction with Pool. We believe that together Nabors and Pool will outperform Pool's "strategic plan" and will maximize value for Pool shareholders over the near- and long-term.


          Thank you very much for your support,

          NABORS INDUSTRIES, INC.

Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance and project management services.


                                      # # #


Contacts: Nabors Industries, Inc.                    Abernathy MacGregor Frank
          Dennis A. Smith                            Dan Katcher / Matt Sherman
          (281) 874-0035                             (212) 371-5999


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